                                                                     Exhibit 8.1

                                   JONES DAY
             222 EAST 41st STREET  o  NEW YORK, NEW YORK 10017-6702
              TELEPHONE: 212-326-3939  o  FACSIMILE: 212-755-7306

                                  May 10, 2005



ICG, Inc.
2000 Ashland Drive
Ashland, Kentucky  41101

Ladies and Gentlemen:

     We have acted as counsel to ICG, Inc. (formerly known as International Coal Group, Inc., a Delaware corporation ("ICG")), in connection with the proposed merger (the "Merger") of ICG Merger Sub, Inc., a Delaware corporation ("Merger Sub"), with and into ICG pursuant to the Business Combination Agreement (the "Merger Agreement") dated as of March 31, 2005, and amended as of May 10, 2005, among ICG, International Coal Group, Inc. (formerly known as ICG Holdco, Inc.), a Delaware corporation ("Holdco"), Merger Sub, Anker Coal Group, Inc. ("Anker") and Anker Merger Sub, Inc. Merger Sub is a direct, wholly-owned subsidiary of New ICG, LLC, a Delaware limited liability company that is wholly owned by Holdco and whose existence separate from Holdco is disregarded for U.S. federal income tax purposes. The Merger, the proposed merger of Anker and Anker Merger Sub, Inc. (the "Anker Merger"), the proposed contribution of stock and membership interests constituting direct or indirect ownership interests in CoalQuest Development, LLC ("CoalQuest") to Holdco (the "CoalQuest Acquisition") and the proposed initial public offering of Holdco stock (the "IPO" and, collectively with the Merger, the Anker Merger and the CoalQuest Acquisition, the "Transactions"), are described in the Registration Statement (the "Registration Statement") on Form S-1 filed with the Securities and Exchange Commission on April 28, 2005.

     You have requested our opinion concerning certain U.S. federal income tax consequences of the Merger. For purposes of our opinion, we have reviewed the Merger Agreement, the Registration Statement, and such other documents and corporate records, and have considered such matters of law, as we have deemed necessary or appropriate. In addition, we have assumed that (1) the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver of any provision thereof, except as specifically described in the representation letters provided to us by ICG and Holdco, (2) the Merger and all related transactions will be consummated in the manner contemplated by the Registration Statement; (3) the factual statements, representations, and covenants set forth in the Merger Agreement and the Registration Statement, including all annexes and exhibits thereto, are true, correct and complete and have been complied with (except as specifically described in the representation letters provided to us by ICG and Holdco); and (4) the factual statements and representations contained in certificates of the officers of ICG, Holdco, Anker, CoalQuest and certain other parties dated the date hereof and delivered to us for purposes of our opinion, are true, correct and complete as of the date hereof, and will continue to be true, correct and complete at the time of each and every one of the Transactions. You have advised us that if there are any inconsistencies as of the

ICG, Inc.                                                             JONES DAY
May 10, 2005
Page 2


date hereof between the descriptions of the Transactions and statements of fact in the Merger Agreements and those in the Registration Statement, we should assume that the statements in the Merger Agreements are correct and that, if the IPO occurs, any such inconsistencies in the Registration Statement will be corrected before the Registration Statement is declared effective. If any of the foregoing assumptions is untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is presently described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

     Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations issued thereunder, Internal Revenue Service pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation at any time. You should note that future legislative, judicial or administrative actions, decisions, or interpretations, which may be retroactive in effect, could materially affect our opinion.

     Based on and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes:

     (1) the Merger will constitute (i) together with the Anker Merger, the CoalQuest Acquisition, and the IPO (if it occurs), transfers of property to Holdco by the ICG shareholders (among others) as transferors, as described in section 351(a) of the Code, or (ii) a "reorganization" described in section 368(a)(1) of the Code, to which ICG and Holdco are parties within the meaning of section 368(b) of the Code; and

     (2) the ICG shareholders, other than shareholders that may be subject to special rules, will not recognize gain or loss on the exchange of ICG common stock solely for shares of Holdco common stock pursuant to the Merger.

     We express no opinion on any issue relating to the U.S. federal income tax consequences of the Merger other than as set forth above. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court will not take a position contrary to our opinion.

     We undertake no responsibility to advise you of any subsequent change in any applicable law or authority or interpretation thereof.

     This opinion is being furnished to you solely for your benefit in connection with the Merger and may not be relied upon by any other person in any manner or for any purpose.

                         Very truly yours,

                         /s/ Jones Day